FOR IMMEDIATE RELEASE	CONTACT GREG STEFFENS,
January 22, 2004	PRESIDENT (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS SECOND QUARTER
NET INCOME OF $0.31 PER SHARE

BOARD DECLARED QUARTERLY DIVIDEND OF $0.09 PER SHARE

         Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co., today announced net income for the second quarter of fiscal year 2004 was $735,000, or $.31 per diluted share, an increase of 11% from the $.28 per diluted share earned during the same period of the prior year. The second quarter earnings provided a return on average assets of 1.01% and a return on average equity of 11.35% as compared to respective returns of 1.00% and 10.90% during the same period of the prior year. Through the first six months of fiscal 2004, net income was $1.4 million or $.61 per diluted share, an increase of 9% from $.56 per diluted share reported during the same period of the prior year. For the six month period, earnings provided a return on average assets of 1.00% and a return on average equity of 11.14% as compared to respective returns of 1.00% and 10.83% during the same period of the prior year. The improvement in earnings per share for the three month and six month periods was primarily due to increased non- interest income. September 26, 2003, the Company effected a two-for-one split of the Company's Common Stock in the form of a stock dividend of one additional share of "SMBC" Common Stock for each share held. Share and per share data for all periods presented have been adjusted to give effect to the stock split.

         Commenting about the Company's performance, Greg Steffens, President and CEO, stated "Southern Missouri Bancorp's second quarter results clearly demonstrate the strategic importance of its effort to build its non-interest revenue. Strong growth in banking service charges, an increase in bank owned life insurance cash surrender value and other fee income led to increases in non-interest revenue, essentially offsetting the impact of a lower net interest rate spread that resulted from the current low interest rate environment. These results reflect the realization of our goals based on hard work, professionalism and, most of all, customer service. We are very pleased with our cost containment strategy as well as our growth, and I am especially proud of our Southern Missouri Bank team. We are committed to continuing the hard work that will be necessary to maintain our momentum and look forward to the opportunities that lay ahead in the last six months of fiscal 2004."

         The Company's net interest income declined $40,000 and $239,000 over the respective three and six-month periods ended December 31, 2003 as compared to the same periods of the prior year. The declines were primarily due to interest rate spread compression as interest earning assets repriced downward at a faster pace than interest bearing liabilities. During the three and six months ended December 30, 2003, the average net interest rate spread was 3.19% and 3.12% as compared to 3.36% and 3.41% over the same period of the prior year. The impact of the decline in spread was partially offset by increases in average interest-bearing assets of $14.6 million for the three month period and $13.6 million for the six month period.

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         The Company's non-interest income increased $180,000 and $384,000 over the respective three and six-month periods ended December 31, 2003 as compared to the same periods of the prior year. The respective increases of 58.7% and 69.2% were primarily due to the implementation of the overdraft privilege program in February 2003, which resulted in increased banking service charges, structural changes in the assessment of fees charged to customers, increased cash surrender value on bank-owned life insurance and an expanded customer base.

         The Company's assets increased $17.4 million to $296.9 million at December 31, 2003 as compared to $279.5 million at June 30, 2003. This growth was attributed primarily to an increase in the loan portfolio of $16.4 million as compared to June 30, 2003 balances of $222.8 million. Changes in the composition of the loan portfolio included growth in commercial and residential real estate loans of $11.4 million and $4.7 million. Asset growth has been funded primarily with deposits, securities sold under agreements to repurchase and FHLB advances, which have increased $4.8 million, $2.3 million and $9.4 million, respectively, since June 30, 2003.

         The Company's stockholders' equity increased $1.1 million, to $26.2 million at December 31, 2003 from $25.1 million as of June 30, 2003. The increase was primarily due to net income for the six-month period, partially offset by cash dividends.

         The Company is also pleased to announce that the Board of Directors, on January 20, 2004, declared the 39th consecutive quarterly dividend since the inception of the Company. The $.09 dividend will be paid on February 27, 2004 to shareholders of record at the close of business on February 13, 2004. On September 30, 2003, the Company had 2,309,250 common shares outstanding after giving effect to the common stock dividend declared on September 26, 2003.

         The Company previously announced its intention to repurchase up to 58,720 shares of its common shares. To date, the Company has repurchased 23,500 shares under this repurchase plan. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

         The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

         Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	December 31, 2003	June 30, 2003
Total assets	$296,886,000	$279,455,000
Available-for-sale securities	32,365,000	31,003,000
Loans	239,267,000	222,840,000
Allowance for losses on loans	1,869,000	1,836,000
Non-performing assets	478,000	307,000
Deposits	199,369,000	194,532,000
FHLB advances	62,900,000	53,500,000
Securities sold under repurchase agreements	7,535,000	5,234,000
Stockholders' equity	26,189,000	25,108,000

Equity to assets ratio	8.82%	8.98%
Allowance as a percentage of loans	0.78%	0.81%
Non-performing assets as a percentage of assets	0.16%	0.12%

Per common share:
Book value	$11.40	$10.94
Market value	13.85	12.70
Tangible book value	10.09	9.58

	Three Months Ended December 31,		Six Months Ended December 31,
Selected Operating Data:	2003	2002	2003	2002
Net interest income	$2,343,000	$2,383,000	$4,530,000	$4,769,000
Provision for losses on loans	85,000	90,000	115,000	210,000
Non-interest income	488,000	308,000	939,000	555,000
Non-interest expense	1,598,000	1,523,000	3,124,000	2,991,000
Income taxes	413,000	400,000	803,000	783,000
Net earnings	$ 735,000	$ 678,000	$1,427,000	$1,340,000

Per common share:
Net earnings:
Basic	$ .32	$ .29	$ .63	$ .57
Diluted	$ .31	$ .28	$ .61	$ .56

Cash dividends paid	$ .09	$ .07	$ .18	$ .14

Average basic shares outstanding	2,276,486	2,341,244	2,274,878	2,350,998
Average diluted shares outstanding	2,353,246	2,403,342	2,351,349	2,409,023

Profitability Ratios:

Return on average assets:	1.01%	1.00%	1.00%	1.00%

Return on average common equity	11.35%	10.90%	11.14%	10.83%
Net interest margin	3.42%	3.67%	3.36%	3.72%
Net interest spread	3.19%	3.36%	3.12%	3.41%

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